Letter of Addendum to December 18, 2012 Extension, and Second Extension, to

RRI and GNE Purchase and Sales and Op Agreements

January 25, 2013

RE:  Extension of Agreements and Funding / Stock Amounts.

Gentlemen,

Whereas, Rangeford Resources, Inc. (“RRI”) and Great Northern Enegy, Inc. (“GNE”) are party to a purchase and sale agreement dated as of November 15, 2012, which was subsequently amended on December 18, 2012 (collectively, the “Purchase and Sale Agreement”), to acquire a substantial non-operating working interest in oil assets in East Texas in consideration for a purchase price of $3,900,000, which is comprised of a deposit of $100,000 (the “Deposit”); a promissory note in the amount of $1,100,000 bearing 8% interest per annum, which is due and payable in full, twelve months from the date of the note, with four equal quarterly payments due beginning on December 1, 2012; (“Promissory Note No. 1”); a promissory note in the amount of $2,700,000, due on June 30, 2014, with initial payment of $1,200,000 due on December 1, 2012 and secured by the assets being purchased under the Agreement (“Promissory Note No. 2”); and 6,500,000 shares of the Company’s common stock. Both Promissory Notes are secured by a pledge and security agreement  that grants a security interest in all of the assets purchased under the Purchase and Sale Agreement and any proceeds resulting therefrom to GNE (the “Pledge and Security Agreement”);

Whereas, RRI has notified GNE that it is unable to comply with terms of the Purchase and Sale Agreement as originally agreed to; and

Whereas, the parties desire to continue the relationship in order to complete the transactions contemplated by the parties in the Purchase and Sale Agreement;

Now therefore, in consideration for the mutual consideration set forth herein, the parties do hereby agree to Amend the Purchase and Sale Agreement as follows:

I.

Amendment to Article 1 – Purchase and Sale

Section 1.4 (a) shall be replaced in its entirety as follows:

(a) The “Effective Date,” for purposes of this Purchase and Sale Agreement, shall be deemed to have occurred on January 25, 2013.  Thereafter, the Closing shall occur on such date that all of the conditions set forth in Article 9 to be satisfied have either been satisfied or waived, such period not to exceed March 31, 2013, at midnight (Central Standard Time).

II.

Amendment to Article 2 - Purchase Price

Article 2 of the Purchase and Sale Agreement shall be replaced in its entirety as follows:

2.1 (a) (1) On January 10, 2013 Purchaser paid Seller the sum of $100,000 in cash (the “Deposit”).

2.1 (a) (2) On November 15, 2012, Purchaser issued to Seller a promissory note in the principal amount of $1,100,000 (“Promissory Note No. 1”). On January 25, 2013, the Seller shall exchange Promissory Note No. 1 for a new promissory note to be issued by Purchaser in the amount of One Million One Hundred Thirteen Thousand Two Hundred and Sixty Dollars ($1,113,260) (“New Promissory Note No. 1”), which promissory note shall be repayable commencing upon February 15, 2013 and continuing in the increments on the dates set forth below until paid in full, bearing interest at eight percent (8%) per annum, plus additional fees in the total amount of $145,958.30 on the following schedule:

February 15, 2013

$ 436,154.68

Principal, Interest and Additional Fees

June 15, 2013

$ 290,196.38

Principal and Interest

September 15, 2013

$ 290,196.38

Principal and Interest

December 15, 2013

$ 290,196.38

Principal and Interest

2.1 (a) (3) On December 1, 2012, the Purchaser shall issued to Seller a note in the amount $2,700,000, bearing interest at 8% per annum, due May 1, 2013, with an initial payment of $1,200,000 due by January 25, 2013, secured by the assets being purchased hereunder ("Promissory Note No. 2" and, together with New Promissory Note No. 1, the "Notes").  Seller hereby acknowledges receipt of $700,000 from Purchaser, which has been paid to date and, that upon the payment of an additional $500,000 to Seller on or before January 25, 2013, that the initial payment will have been satisfied.

2.1 (b) In addition to the cash portion of the Purchase Price set forth herein, on or before January 25, 2013, Purchaser shall issue 7,400,000 of its restricted common shares (the “Shares”) to Seller or its designees and the parties shall execute the Investor Rights agreement attached as Exhibit C.

III.

Amendment to  Article 3.1 - Operations and Management of the Assets

Article 3 shall be amended by replacing Section 3.1(b) as follows:

3.1 (b)

On January 25, 2013, Purchaser shall have working capital reserves equal or greater than $150,000, which shall be designated and reserved for the Seller's operational needs and JIB billings, and Purchaser further agrees that it shall promptly satisfy Seller invoices submitted to Purchaser for Seller’s operations up to such amount.  This money is separate and distinct from the Purchase Price, and serves as a commitment to enhance the assets and support Seller's operations.

IV.

Amendment to Article 9 - Conditions to Closing

Article 9 shall be amended by replacing Sections 9.2 (e) (ii) and 9.2 (e) (vi) as follows:

9.2 (e) (ii) Purchaser will issue to Seller at the Effective Date: 7,400,000 common shares,

fully paid and non-assessable.

9.2 (e) (vi) On or before February 15, 2013, Seller shall have provided to Purchaser all documentation requested by Purchaser or Purchaser’s auditors necessary in order to complete an audit of the prior operations of the assets, in compliance with all applicable securities laws and regulations; provided, however, that in the event that such documentation is unavailable or cannot be provided without unreasonable effort, Seller may substitute another similar oil property or properties of equal or greater value, reasonably acceptable to Purchaser (the “Substituted Property”) together with all documentation required hereunder on or before February 15, 2013.

V.

Amendment to Article 10 - Closing

Article 10 shall be amended by replacing Sections 10.1 (a), 10.1 (c), 10.3 (a) and 10.3 (b) as follows:

10.1 (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing"), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at 5215 N. O'Connor Boulevard, Suite 1820, Irving, Texas 75039 at 10:00 a.m., local time, on such date that all of the conditions set forth in Article 9 to be satisfied have either been satisfied or waived, but in no event later than March 31, 2013, subject to the rights of the parties under Article 11 hereof.

10.1 (c) If the Closing does not occur or if all of the conditions set forth in Article 9 have not been satisfied by March 31, 2013, then the Deposit payable pursuant to Section 2.1 (a) (1) or any portion thereof and any amounts otherwise paid pursuant to the Purchase and Sale Agreement, the Notes or any ancillary agreements shall be distributed as per Article 11.

10.3 (a) the Notes outlined in Section 2.1(a) (2) and (3), which total $3,813,260  exclusive of fees and interest, which form a portion of the Purchase Price;

10.3 (b) proof of a wire transfer of the $500,000, per Section 2.1(a) (3).

VI.

Amendment to Article 11 - Termination

Article 11 shall be amended by replacing Article 11 in its entirety as follows:

Section 11.1 Termination.

This Agreement shall be terminated: (i) at any time prior to Closing by the mutual written consent of Seller and Purchaser; (ii) if the Closing has not occurred on or before March 31, 2013; provided that the right to terminate this Agreement under this Section 11.1(ii) shall not be available to Seller or Purchaser, as the case may be, if such party has breached or failed to perform any of its representations, warranties, covenants or obligations under this Agreement and such failure has been a material cause of, or resulted in, the failure of the Closing to occur by the Termination Date; (iii) by Purchaser if any condition set forth in Section 9.2 has not been satisfied or waived at the Closing or (iv) by Seller if any condition set forth in Section 9.1 has not been satisfied or waived at the Closing.  The date that this Agreement is terminated shall be referred to as the “Termination Date.”

Section 11.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 11.1, except as set forth in this Article 11, Section 6.6 and Section 7.5, which provisions shall continue in full force and effect, this Agreement shall become void and of no further force or effect and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 11.1(ii) shall not relieve any party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing.

Section 11.3 Distribution of Deposit and Return of Payments Upon Termination.

(a) If this Agreement is terminated by Seller pursuant to Section 11.1(iv), Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, and Purchaser has failed to perform or observe in any material respects any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing, then Seller: (i) may retain the $100,000 Deposit as liquidated damages as Seller's sole and exclusive remedy for any breach or failure to perform by Purchaser under this Agreement but shall return any amounts paid by Purchaser under the notes or otherwise up to the Termination Date, free of any claims by Seller or any other Person with respect thereto and Seller shall have no further liability hereunder of any nature whatsoever to Seller.

(b) If this Agreement is terminated by Purchaser pursuant to Section 11.1 (iii) or

Section 9.2, Purchaser has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, and Seller has failed to perform or observe in any material respects any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing, then (i) Seller shall return the Deposit and any amounts paid by Purchaser to Seller under the Notes or otherwise up to the Termination Date, free of any claims by Seller or any other Person with respect thereto and Purchaser shall have no further liability hereunder of any nature whatsoever to Seller.

(c)  If this Agreement is terminated by either party or mutually by both parties pursuant to Sections 11.1 (i) or 11.1 (ii), then (i) Seller shall return the Deposit and any amounts paid by Purchaser to Seller under the Notes or otherwise,, free of any claims by Seller or any other Person with respect thereto and Purchaser shall have no further liability hereunder of any nature whatsoever to Seller.

(d) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit or any other funds advanced hereunder, whether the Deposit and such other funds are applied against the Purchase Price or returned to Purchaser pursuant to this Section 11.3.

11.4

If the Closing (as defined herein), has not taken place for any reason,  the parties will be deemed to have abandoned the Purchase and Sale Agreement and all ancillary agreements, with no further action required by either party, and all such agreements will be considered null and void and of no further force or effect, including but not limited to New Promissory Note No. 1 and Promissory Note No. 2 and, further, in such event, Seller agrees to return to Purchaser for cancellation the Shares and any amounts paid under the Notes or otherwise.  Either party may require the other to sign a release to perfect the dissolution of the agreements should such event occur, and the parties each agree to execute any and all documents required to conclude such dissolution without objection or delay.

VII.

Additional Provisions

The following additional provisions shall supplement and amend the Purchase and Sale Agreement and ancillary agreements as follows:

1.

The Purchaser shall file the Assignment of Working Interest currently being held by JW Law in escrow, and to make same effective as of December 1, 2012.

2.

Contemporaneously with the issuance of New Promissory Note No. 1, the Seller shall return to Purchaser for cancellation Promissory Note No. 1 and all payments currently due or which may become due thereunder shall be deemed to have been waived by Seller without penalty interest or otherwise.

3.

Except as expressly set forth herein, no terms of the Purchase and Sale Agreement or any ancillary agreements have been changed, altered or amended and all such agreements shall remain in full force and effect in accordance with their respective terms.

4.

This document may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute one agreement.

Accepted and Agreed to by:

Rangeford Resources, Inc.

By: _____________________________________________________

[Name]

[Title]

Date January    , 2013

And,

Great Northern Energy, Inc.

By: _____________________________________________________

[Name]

[Title]

Date January    , 2013